FRANKLIN CREDIT MANAGEMENT CORPORATION

               1996 STOCK INCENTIVE PLAN


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                   Table of Contents

                       ARTICLE I

                        GENERAL
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                                                     Page
1.1  Purpose                                            1
1.2  Administration                                     1
1.3  Persons Eligible for Awards                        2
1.4  Types of Awards Under Plan                         3
1.5  Shares Available for Awards                        3
1.6  Definitions of Certain Terms                       4

                       ARTICLE II

                 AWARDS UNDER THE PLAN

2.1  Agreements Evidencing Awards                       7
2.2  Grant of Stock Options                             7
2.3  Exercise of Options                                9
2.4  Termination of Employment; Death                  11

                      ARTICLE III

                     MISCELLANEOUS

3.1  Amendment of the Plan; Modification of Awards     13
3.2  Restrictions                                      15
3.3  Nonassignability                                  16
3.4  Requirement of Notification of Election Under
          Section 83(b) of the Code                    16
3.5  Requirement of Notification Upon Disqualifying
          Disposition Under Section 421(b) of the Code 16


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3.6  Withholding Taxes                                17
3.7  Right of Discharge Reserved                      17
3.8  Nature of Payments                               18
3.9  Non-Uniform Determinations                       18
3.10 Other Payments or Awards                         19
3.11 Section Headings                                 19
3.12 Effective Date and Term of Plan                  19
3.13 Governing Law                                    20
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                       ARTICLE I

                        GENERAL
1.1  Purpose

     The purpose of the Franklin Credit Management Corporation 1996 Stock Incentive Plan (the "Plan") is to provide for officers, directors and other employees of, and consultants to, Franklin Credit Management Corporation (the "Company") an incentive (a) to enter into and remain in the service of the Company, (b) to enhance the long-term performance of the Company, and (c) to acquire a proprietary interest in the success of the Company.

1.2  Administration

     1.2.1 All determinations under the Plan concerning the selection of persons eligible to receive awards with respect to the timing, pricing and amount of an award shall be made by the administrator (the "Administrator") of the Plan. The Administrator shall be either: (a) the Board of Directors or (b) in the discretion of the Board of Directors, a committee (the "Committee") of not less than two members of the Board of Directors. In the event the Plan is

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administered by the Committee, the Committee shall select one of its members to serve as the chairman thereof and shall hold its meetings at such times and places as it may determine. In such case, a majority of the total number of members of the Committee shall be necessary to constitute a quorum; and (i) the affirmative act of a majority of the members present at any meeting at which a quorum is present, or (ii) the approval in writing by a majority of the members of the Committee, shall be necessary to constitute action by the Committee.


     1.2.2 The Administrator shall have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan and any Plan Agreements executed pursuant to Section 2.1, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) to make all determinations necessary or advisable in administering the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to amend the Plan to reflect changes in applicable law.

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     1.2.3  The determination of the Administrator on all matters relating to the Plan or any Plan Agreement shall be final, binding and conclusive.

     1.2.4 Neither the Administrator nor any member thereof shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

     1.3  Persons  Eligible for Awards

     Awards under the Plan may be made to such officers, directors and employees of the Company, and to such consultants to the Company (collectively, "key persons"), as the Administrator shall in its sole discretion select.

     1.4  Types  of Awards Under Plan

     Awards may be made under the Plan in the form of (a) incentive stock options, and/or (b) nonqualified stock options, all as more fully set forth in
Article II. The term "award" means any of the foregoing. No incentive stock option may be granted to a person who is not an employee of the Company on the date of grant.

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     1.5  Shares Available for Awards

     1.5.1 The total number of shares of common stock of the Company, par value $.01 per share ("Common Stock"), with respect to which awards may be granted pursuant to the Plan shall not exceed six hundred thousand (600,000) shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. The Administrator may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

     1.5.2 If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance both in the aggregate and with respect to each outstanding award, and the purchase price per share


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under outstanding awards, shall be equitably adjusted by the Administrator, whose determination shall be final, binding and conclusive. After any adjustment made pursuant to this Section 1.5.2, the number of shares subject to each outstanding award shall be rounded to the nearest whole number.

     1.5.3 Any shares subject to an award under the Plan that remain unissued upon the cancellation or termination of such award for any reason whatsoever shall again become available for awards under the Plan. Except as provided in this Section 1.5 and in Section 2.2.4, there shall be no limit on the number or the value of the shares of Common Stock issuable to any individual under the Plan.

     1.5.4 In no event shall the number of shares of Common Stock subject to options awarded during the term of the Plan to any employee exceed 480,000 shares.


1.6  Definitions of Certain Terms


     1.6.1 The "Fair Market Value" of a share Common Stock on any day shall be determined as follows.


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          (a) If the principal market for the Common Stock (the "Market") is a national securities exchange or the Nasdaq National Market, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date;

          (b) If the Market is the Nasdaq Small Cap Market or another market, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or,

          (c) In the event that neither paragraph (a) nor (b) shall apply, the Fair Market Value of a share of Common Stock on any day shall be determined by the Administrator.

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     1.6.2 The term "incentive stock option" means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Internal Revenue Code of 1986, as now constituted or subsequently amended (the "Code"), or pursuant to a successor provision of the Code, and which is so designated in the applicable Plan Agreement. Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to herein as a "nonqualified stock option."

     1.6.3 The term "employment" means, in the case of a grantee of an award under the Plan who is not an employee of the Company, the grantee's association with the Company as a director, consultant or otherwise.

     1.6.4 A grantee shall be deemed to have a "termination of employment" upon ceasing to be employed by the Company and all of its subsidiaries or by a corporation assuming awards in a transaction to which section 424(a) of the Code applies. The Administrator may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan,

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 (b) the impact, if any, of any such leave of absence on awards theretofore made under the Plan, and (c) when a change in a non-employee's association with the Company constitutes a termination of employment for purposes of the Plan. The Administrator shall have the right to determine whether the termination of a grantee's employment is a dismissal for cause and the date of termination in such case, which date the Administrator may retroactively deem to be the date of the action that is cause for dismissal. Such determinations of the Administrator shall be final, binding and conclusive.

     1.6.5 The terms "parent corporation" and "subsidiary corporation" have the meanings given them in section 424(e) and (f) of the Code, respectively.


                                 ARTICLE II
                           AWARDS UNDER THE PLAN


2.1  Agreements Evidencing Awards

     Each award granted under the Plan shall be evidenced by a written agreement ("Plan Agreement") which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable. By accepting an award

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pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Plan
Agreement.


2.2  Grant of Stock Options

     2.2.1 The Administrator may grant incentive stock options and nonqualified stock options (collectively, "options") to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan.

     2.2.2 Each Plan Agreement with respect to an option shall set forth the amount (the "option exercise price") payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share shall be determined by the Administrator in its sole discretion; provided, however, that the option exercise price of an incentive stock option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.


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     2.2.3 Each Plan Agreement with respect to an option shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Administrator in its sole discretion; provided, however, that no incentive stock option shall be exercisable more than 10 years after the date of grant.

     2.2.4 To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are first exercisable by any employee during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as nonqualified stock options. In applying this provision, there shall be taken into account solely incentive stock options granted after December 31, 1986 to the employee under this Plan and under all other plans of the Company and any subsidiary thereof.


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     2.2.5  Notwithstanding the provisions of Section  2.2.2 and 2.2.3, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (a) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (b) the incentive stock option by its terms is not exercisable after the expiration of 5 years from the date it is granted.


2.3  Exercise of Options


     Subject to the provisions of this Article II, each option granted under the Plan shall be exercisable as follows:

     2.3.1 Unless the applicable Plan Agreement otherwise provides, an option shall become exercisable in four substantially equal installments, the first of which shall become exercisable on the first anniversary of the date of grant and the remaining three of which shall become exercisable, respectively, on the second, third and fourth anniversaries of the date of grant.


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     2.3.2 Unless the applicable Plan Agreement otherwise provides, once an installment becomes exercisable, it shall remain exercisable until expiration, cancellation or termination of the award.

     2.3.3 Unless the applicable Plan Agreement otherwise provides, an option may be exercised from time to time as to all or part of the shares as to which such award is then exercisable.

     2.3.4 An option shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Administrator shall in its sole discretion prescribe.

     2.3.5 Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made:(a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) with the consent of the Administrator, by delivery of shares of Common Stock having a Fair Market Value



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(determined as of the exercise date) equal to all or part of the option exercise price (but only if held by the grantee for a period of time sufficient to prevent a pyramid exercise that would create a charge to the Company's earnings) and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Administrator and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Administrator may from time to time prescribe.

     2.3.6 Promptly after receiving payment of the full option exercise price, the Company shall, subject to the provisions of Section 3.2, deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, an optionee may direct the Company to deliver the certificate(s) to the optionee's stockbroker.

     2.3.7 No grantee of an option (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with



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respect to shares subject to such award until the issuance of a stock certificate to such person for such shares.  Except as otherwise provided in
Section 1.5.2, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.


2.4  Termination of Employment; Death

     2.4.1 Except to the extent otherwise provided in Section 2.4.2 or 2.4.3 or in the applicable Plan Agreement, all options not theretofore exercised shall terminate upon termination of the grantee's employment for any reason (including death).

     2.4.2 If a grantee's employment terminates for any reason other than death or dismissal for cause, the grantee may exercise any outstanding option on the following terms and conditions: (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of employment termination; and (b) exercise must occur within three months after employment terminates, except that the three-month period shall be increased to one year



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if the termination is by reason of disability, but in no event after the expiration date of the award as set forth in the Plan Agreement. The term "Disability" shall be defined as determined by the Administrator in its sole discretion provided, however, that if any such determination in the case of an Incentive Stock Option does not meet the requirements of Section 422(c)(6) of the Code, the option shall be converted to a non-qualified stock option.

     2.4.3 If a grantee dies while employed by the Company or any subsidiary, or after employment termination but during the period in which the grantee's awards are exercisable pursuant to Section 2.4.2, any outstanding option shall be exercisable on the following terms and conditions: (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death; and (b) exercise must occur by the earlier of the first anniversary of the grantee's death or the expiration date of the award. Any such exercise of an award following a grantee's death shall be made only by the grantee's executor or administrator or personal representative, unless the grantee's will specifically disposes of such award, in which case such exercise shall be made


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only by the recipient of such specific disposition.  If a grantee's personal representative or the recipient of a specific disposition under the grantee's will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Plan Agreement which would have applied to the grantee including, without limitation, the provisions of Sections 3.2 and 3.7 hereof.


                                ARTICLE III

                               MISCELLANEOUS

3.1  Amendment  of the Plan;  Modification of Awards

     3.1.1 The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee's death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board or the Administrator




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that alters or affects the tax treatment of any award shall not be considered to materially impair any rights of any grantee.

     3.1.2 Shareholder approval shall be required with respect to any amendment which: (a) increases the aggregate number of shares which may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options; or (b) materially increases the benefits under the Plan to persons whose transactions in Common Stock are subject to Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act"), materially increases the number of shares which may be issued to such persons, or materially modifies the eligibility requirements affecting such persons.

     3.1.3 The Administrator may amend any outstanding Plan Agreement, including, without limitation, by amendment which would (a) accelerate the time or times at which the award may be exercised, or (b) waive or amend any goals, restrictions or conditions set forth in the Plan Agreement, or (c) extend the scheduled expiration date of the award. However, any such cancellation or amendment that materially impairs the rights or materially increases the


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obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee's death, the person having the right to exercise the award).

3.2  Restrictions

     3.2.1 If the Administrator shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Administrator.

     3.2.2 The term "Consent" as used herein with respect to any Plan Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any

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other matter, which the Administrator shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c)any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3  Nonassignability

     No award or right granted to any person under the Plan or under any Plan Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution. All rights granted under the Plan or any Plan Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

3.4  Requirement of Notification of Election
     Under Section 83(b) of the Code

     If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer

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the amounts specified in section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code section 83(b).

3.5  Requirement of Notification Upon Disqualifying
     Disposition Under Section 421(b) of the Code

     Each Plan Agreement with respect to an incentive stock option shall require the grantee to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

3.6  Withholding  Taxes

     3.6.1 Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the

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Administrator, which it shall have sole discretion to grant, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined (the "Tax Date"). Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.


3.7  Right  of  Discharge  Reserved

     Nothing in the Plan or in any Plan Agreement shall confer upon any grantee the right to continue in the employ of the Company or affect any right which the Company may have to terminate such employment.

3.8  Nature of Payments

     3.8.1 Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

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     3.8.2 All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically provides otherwise.

3.9...Non-Uniform Determinations

     The Administrator's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan Agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6.4.

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3.10 Other  Payments  or Awards

     Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Section  Headings

     The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

3.12 Effective Date and Term of Plan

     3.12.1 The Plan was adopted by the Board in May 1996, subject to approval by the Company's shareholders. All awards under the Plan prior to such shareholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder shall terminate on that date.

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     3.12.2 Unless sooner terminated by the Board, the provisions of the Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the Plan by the Board, and no incentive stock option awards shall thereafter be made under the Plan. All such awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreements.

3.13 Governing Law

     All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.